Exhibit 99.1

Ramaco Resources, Inc. Reports Third Quarter 2022 Financial Results

LEXINGTON, KY., Nov. 7, 2022 / PRNewswire/ --

In the third quarter of 2022, highlights include:

●	Net income of $26.9 million (diluted EPS of $0.60) and Adjusted EBITDA of $50.7 million were 282% and 185% respectively above the prior highest third quarter on record. Net income was negatively affected by $3.9 million (diluted EPS of $0.09) from idle costs at our Berwind mine related to the July ignition event. Adjusted EBITDA was similarly negatively affected by $5.0 million. Based on continuing logistical and related issues we built 56,000 tons of inventory, bringing the year-to-date inventory build to 235,000 tons.
●	The Company is now fully sold out for 2022 at an average price of $210 per short ton FOB mine[1]. In addition, 1.8 million tons have now been committed for delivery in 2023. 1.4 million tons are sold at an average fixed price of $201 per short ton FOB mine, and 0.4 million tons are index-linked. Over half of our anticipated 2023 volume remains open to be sold into export thermal, metallurgical or industrial markets, where pricing remains above our 2023 fixed price levels for high-vol A quality coal. We expect over 60% of our 2023 production will be sold into export markets.
●	Work is nearing completion of the refurbishment and upgrade of the Berwind Preparation Plant. While not in full commercial operation, the first tons of coal have been processed and we anticipate shipping our first clean coal from this complex in the coming days. We anticipate this new efficient processing plant will materially lower our cash costs from the Berwind Complex due to the avoidance of millions of dollars of annual trucking costs. Similarly, these upgrades are expected to reduce our logistical challenges at both our Berwind and Knox Creek operations by eliminating the truck haul of more than 25 miles from the Berwind mines to our Knox Creek preparation plant.
●	The Company is now providing an initial framework for its proposed 2023 shareholder return program. Management intends to address this with its Board of Directors at its upcoming Board meeting in December. Specifically, it remains our intention in 2023 to progressively annually increase the base cash dividend on all classes of shares. Once the Company is in a cash position in excess of roughly $100 million above requirements for normal operations, debt repayments and capital expenditures, the Company anticipates instituting a program of share repurchase. The program will be ratably tied to the cumulative dividends paid on all then outstanding classes of shares and is anticipated to commence in 2023.

Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco” or the “Company”) today reported quarterly net income for the three months ended September 30, 2022, of $26.9 million, or $0.60 per diluted share. This was over 280% higher than net income for the three months ended September 30, 2021, of $7.0 million, or $0.16 per diluted share, largely on the back of higher realized pricing. For the nine-month period ended September 30, 2022, net income was $101.7 million or $2.27 per diluted share.

The Company’s adjusted earnings before interest, taxes, depreciation, amortization, certain non-operating expenses, and equity-based compensation (“Adjusted EBITDA”) was $50.7 million for the three months ended September 30, 2022. This was 185% higher than $17.8 million of Adjusted EBITDA for the three months ended September 30, 2021. Third quarter 2022 Adjusted EBITDA was negatively affected by $5.0 million from idle costs at our Berwind mine related to the July ignition event. For the nine-month period ended September 30, 2022, Adjusted EBITDA was $172.6 million. (See “Reconciliation of Non-GAAP Measure” below.)

1 Based on forward curve pricing for index-linked tons as of October 31, 2022.

Key operational and financial metrics are presented below:

Key Metrics
	3Q22	2Q22	Change	3Q21	Change	3Q22 YTD	3Q21 YTD	Change
Total Tons Sold ('000)	608	584	4%	644	(5)%	1,775	1,751	1%
Revenue ($mm)	$136.9	$138.7	(1)%	$76.4	79%	$430.5	$195.9	120%
Cost of Sales ($mm)	$79.6	$76.6	4%	$54.8	45%	$237.5	$143.8	65%
Pricing of Company Produced ($/Ton)	$202	$215	(6)%	$105	92%	$216	$98	121%
Cash Cost of Sales - Company Produced ($/Ton)*	$98	$106	(8)%	$71	38%	$102	$67	52%
Cash Margins on Company Produced ($/Ton)	$104	$109	(5)%	$34	206%	$114	$31	272%
Net Income ($mm)	$26.9	$33.3	(19)%	$7.0	282%	$101.7	$21.1	381%
Diluted Earnings per Share	$0.60	$0.74	(18)%	$0.16	282%	$2.27	$0.48	373%
Adjusted EBITDA ($mm)	$50.7	$57.9	(12)%	$17.8	185%	$172.6	$47.4	264%
Capex ($mm)**	$37.6	$34.1	10%	$9.1	313%	$91.4	$17.6	418%
Adjusted EBITDA less Capex ($ mm)	$13.1	$23.8	(45)%	$8.7	51%	$81.2	$29.8	173%

* Adjusted to include the royalty savings from the Ramaco Coal transaction for all periods for 2022. Excludes Berwind idle costs in 3Q22.

** Excludes Amonate, Ramaco Coal, and Maben purchase price.

Third Quarter 2022 Summary

In the following paragraphs, all references to “quarterly” periods or to “the quarter” refer to the third quarter of 2022, unless specified otherwise.

Year over Year Quarterly Comparison

Overall production in the quarter was 658,000 tons, up 19% from the same period of 2021. The Elk Creek complex produced 511,000 tons. Production from the Berwind and Knox Creek Mining complexes increased from 43,000 tons in the third quarter of 2021 to 147,000 tons this quarter. Overall total sales were 608,000 tons, down from 644,000 tons in the third quarter of 2021. The decline was largely attributable to continued rail related challenges. We have built 56,000 tons of inventory, largely based on continued logistical rail loading issues, bringing the year-to-date inventory build to 235,000 tons. We anticipate the bulk of this inventory buildup to unwind in 2023 as logistical challenges hopefully ease and the previously discussed preparation plant upgrade is completed at our Elk Creek complex.

Cash margins on Company produced coal were $104 per ton during the quarter, up over 200% from the same period of 2021. Quarterly pricing was $202 per ton of Company produced coal sold, which was over 90% higher compared to the third quarter of 2021. Company produced cash mine costs were $98 per ton. Quarterly cash mine costs per ton were 38% higher than for the same period of 2021. This increase in costs is principally attributed to higher sales-related costs, as well as inflationary impacts on overall costs. Cash mine costs at Elk Creek were $93 per ton during the quarter.

Sequential Quarter Comparison

Overall production of 658,000 tons in the quarter was down 8,000 tons compared with the second quarter. This limited drop was despite the Berwind mine being closed for almost the entire third quarter due to the early July ignition event. Total sales volume of 608,000 tons was up modestly from the second quarter 2022 level of 584,000 tons.

Cash margins on Company produced coal were $104 per ton compared to $109 per ton in the second quarter. The decline in margin was mainly due to lower realized pricing, with revenue per ton of $202 on company produced coal in the third quarter compared to $215 per ton in the second quarter of 2022. Metallurgical coal indices, although lower in the third quarter compared to first half 2022 levels, still remain historically elevated mainly attributable to continued supply tightness.

Despite current inflationary cost pressures, we continue to see a decline in key raw material costs such as the price of diesel fuel and steel for roof bolts. Our Elk Creek cash mine costs declined 7% to $93 per ton versus the second quarter of 2022. As our Berwind and Knox Creek complexes ramp up production over the coming quarters, we anticipate that their costs will fall meaningfully from current levels.

Additional Financial Results

As of September 30, 2022, the Company had liquidity of $69.2 million, consisting of $46.6 million of cash on hand plus $22.6 million of availability under our revolving credit facility. Compared to December 31, 2021, accounts receivable and inventory increased meaningfully to $90.4 million from $60.2 million. The bulk of the increase was due to higher inventory levels, resulting from yearlong logistical challenges. We anticipate that the fourth quarter of 2022 will be the Company’s strongest quarter on record in terms of both sales and earnings excluding Berwind idle costs, based on being fully sold out for full-year 2022 at an average price of $210 per short ton FOB mine.

Third quarter capital expenditures totaled $37.6 million. This was an increase of 10% versus $34.1 million for the second quarter of 2022. The increase was attributable to the continued development of two new mines and the preparation plant renovation at the Berwind complex, and the ongoing plant expansion at the Elk Creek complex. Over 75% of the Company’s year-to date capital expenditures of $91.4 million relates to its ongoing growth projects.

The Company’s effective quarterly tax rate was 20%, excluding discrete items. For the third quarter of 2022, we recognized income tax expense of $6.6 million, as compared with $9.8 million in the second quarter of 2022.

The following summarizes key sales, production and financial metrics for the periods noted:

	Three months ended			Nine months ended September 30,
	September 30,	June 30,	September 30,
In thousands, except per ton amounts	2022	2022	2021	2022	2021

Sales Volume (tons)
Company	602	578	637	1,753	1,707
Purchased	7	5	7	22	44
Total	608	584	644	1,775	1,751

Company Production (tons)
Elk Creek Mining Complex	511	482	510	1,496	1,571
Berwind Mining Complex (includes Knox Creek)	147	184	43	493	134
Total	658	666	553	1,989	1,705

Company Produced Financial Metrics (a)
Average revenue per ton	$202	$215	$105	$216	$98
Average cash costs of coal sold*	98	106	71	102	67
Average cash margin per ton	$104	$109	$34	$114	$31

Elk Creek Financial Metrics (a)
Average revenue per ton	$197	$208	$103	$213	$96
Average cash costs of coal sold*	93	100	67	95	63
Average cash margin per ton	$104	$108	$36	$118	$33

Purchased Coal Financial Metrics (a)
Average revenue per ton	$231	$186	$138	$279	$103
Average cash costs of coal sold	125	155	97	215	85
Average cash margin per ton	$106	$31	$41	$64	$18

Capital Expenditures	$37,577	$34,066	$9,092	$91,384	$17,642

(a)	Excludes transportation.

* Adjusted to include the royalty savings from the Ramaco Coal transaction for all periods for 2022. Excludes Berwind idle costs in 3Q22.

Outlook and Comment

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer commented, “Despite macro headwinds in the overall economic climate, the third quarter was another record quarter for us. With that said, results are below what we would have hoped given the combination of the unfortunate Berwind ignition event in early July, declines in seaborne coal pricing, continued macro pressure on worldwide steel demand and ongoing logistical rail challenges. Despite these issues, we are well positioned for a record fourth quarter in 2022 and are also poised for 2023 to be a transformational positive year for Ramaco.

There are a number of positive quarterly accomplishments to highlight. First, we recently processed our first tons of coal at our Berwind preparation plant. We anticipate the plant will materially lower our cash costs from the Berwind Complex by avoiding millions of dollars of annual trucking costs. It will similarly reduce logistical challenges by elimination of a 25-mile truck haul to our Knox Creek preparation plant. Indeed, our overall mine costs across all operations came down around 8% this quarter and have again positioned us as a peer cost leader in the Central Appalachian markets.

Second, the Company is now fully sold out for calendar 2022 at an average price of $210 per short ton FOB mine1, with roughly 90% of that business being based on a fixed price. Third, in July we successfully placed roughly 0.3 million tons of coal into the European thermal markets for delivery mostly in the fourth quarter of 2022 at prices which exceeded met coal pricing. Lastly, in late September, we closed on the accretive Maben low vol reserve acquisition, which we anticipate being a meaningful earnings contributor in 2023.

Looking ahead to 2023, despite substantial macro uncertainty, we are confident that the year will prove to be much stronger for us than 2022. To begin with, we anticipate almost doubling 2023 production to roughly 4 million tons compared to production levels last year in 2021. At the same time, 1.8 million tons of that production has now been sold for 2023. 1.4 million tons were sold at a fixed average price of $201 per short ton FOB mine, and 0.4 million tons have been sold at index-linked pricing. Our fixed price sales business is a combination of both domestic steel and industrial sales as well as seaborne thermal coal sales.

We previously communicated that we would tailor our 2023 sales strategy to place tons into whatever markets would yield the best netback pricing. Indeed, we have executed on that strategy by committing a lower than usual amount of coal to traditional domestic steel mills in 2023. We expect to place over 60% of our coal into the export markets next year for the first time in our history and only 20% to traditional North American steel customers. Furthermore, over half of our anticipated 2023 volumes remain open to be sold into export markets at what we expect will be index-based business, where pricing currently remains above our 2023 fixed price levels for high-vol A quality coal.

The on-going events in Ukraine have created an unusual market dynamic where historical pricing between world thermal and met coal inverted this summer. While this relationship has recently moderated, we still anticipate an upward move in European thermal coal pricing in early 2023. We further expect that Europe’s energy crisis will be a multi-year problem, which may present continued opportunities for crossover sales to traditional European thermal customers. Near-term, we believe many countries in Europe remain meaningfully short of coal for 2023, despite having purchased sufficient supply through year-end 2022.

In addition, the Company is providing an initial framework for its planned 2023 approach to a shareholder return program. We will be discussing this with our Board of Directors at our Board meeting next month when we typically address dividend policy for the coming year. First, in-line with what we have previously told our investors, it remains our intention to progressively increase the annual base cash dividend on all classes of stock each year, including in 2023.

As we add additional shareholder return in the form of dividends, we also want to construct a straightforward policy as it relates to other forms of shareholder return, specifically share repurchases. Next year, we expect to return to a net cash position. Over the past twelve months we made three accretive reserve, royalty and infrastructure acquisitions. At this point, we do not anticipate the need to make further acquisitions to reach our optimal level of production over the next few years.

We anticipate generating sufficient cash flow later in 2023 that we will be able to meet all capital requirements for normal maintenance and planned production growth, as well as make a complete repayment of all outstanding debt. We then hope to generate and maintain a cash cushion of roughly $100 million. Beyond that liquidity level we would anticipate allocating cash flow to shareholder returns in the form of both cash dividends and share repurchases. Specifically, we would propose taking the sum of the cash dividends paid on all outstanding classes of stock and in addition to the dividends we would invest a ratable amount toward share repurchases as would be approved by our Board of Directors.

Clearly, at today’s stock price, we regard buybacks of our stock as an attractive investment proposition, especially considering the muted earnings multiples across the entire public coal space. Our basic investment goal is to organically increase our production in a lower capex cost manner to meet what we feel will be a continuing future demand for high

1 Based on forward curve pricing for index-linked tons as of October 31, 2022.

quality met coal against a constrained growth in supply and to increase our overall free cash flow generation capability. At the same time, we will provide continued shareholder returns as described above.

In closing, we remain on track to have our most profitable and record year in 2022. This is despite a lingering list of macro challenges this year such as labor tightness, inflationary mine and wage cost pressure, logistical constraints, and the Berwind ignition event. We expect 2023 to be even more profitable. As a result, in the coming year we hope to continue our dual objectives of meaningful production growth and combine that with a return of increasing amounts of cash to our shareholders.”

2022 Guidance

(In thousands, except per ton amounts and percentages)

	2022 Guidance	2021

Company Production (tons)
Elk Creek Mining Complex	2,000 - 2,100	1,981
Berwind Mining Complex	450 - 500	181
Knox Creek Mining Complex (a)	250 - 300	62
Total	2,700 - 2,900	2,224

Sales Mix (b)
Metallurgical	2,150 - 2,300	2,232
Steam	350 - 400	54
Total	2,500 - 2,700	2,286

Cost Per Ton
Company Produced (c)	$98 - 102	$70

Other
Capital Expenditures (d)	$120,000 - 130,000	$29,466
Selling, general and administrative expense (e)	$27,000 - 30,000	$16,369
Depreciation and amortization expense	$39,000 - 42,000	$26,205
Interest expense, net	$7,000 - 8,000	$2,556
Effective tax rate (f)	20 - 25%	16%

(a)	Includes Big Creek.
(b)	2022 guidance includes a small amount purchased coal.
(c)	Adjusted to include the royalty savings from the Ramaco Coal transaction for all periods for 2022. Excludes Berwind idle costs in 3Q22.
(d)	Excludes Amonate, Ramaco Coal, and Maben purchase price.
(e)	Excludes stock-based compensation.
(f)	Normalized, to exclude discrete items.

Committed 2022 Sales Volume(a)

(In millions, except per ton amounts)

	Volume	Average Price
North America, fixed priced	1.7	$190
Seaborne, fixed priced	0.6	$287
Total, fixed priced	2.3	$215
Indexed priced	0.3
Total committed tons	2.6

(a)	Amounts as of September 30, 2022 and includes a small amount of purchased coal. Totals may not add due to rounding.

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has three active mining complexes in Central Appalachia and one mine not yet in production near Sheridan, Wyoming. Contiguous to the Wyoming mine it operates a research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 50 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

Earnings Conference Call

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Tuesday, November 8, 2022. An accompanying slide deck will be available at https://www.ramacoresources.com/investors-center/events-calendar/ immediately before the conference call.

To participate in the live teleconference on November 8, 2022:

Domestic Live: (844) 826-3033

International Live: (412) 317-5185

Conference ID: 10172357

Web link: Click Here

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the impact of the COVID-19 global pandemic, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the further decline of demand for coal in export markets and underperformance of the railroads, the expected benefits of the Ramaco Coal and Maben acquisitions to the Company’s shareholders, and the anticipated benefits and impacts of the Ramaco Coal and Maben acquisitions. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Unaudited Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
In thousands, except per share amounts	2022	2021	2022	2021

Revenue	$136,925	$76,377	$430,461	$195,889

Costs and expenses
Cost of sales (exclusive of items shown separately below)	79,634	54,808	237,530	143,768
Asset retirement obligations accretion	495	156	1,485	461
Depreciation and amortization	11,435	6,751	29,898	18,861
Selling, general and administrative	8,672	5,895	29,282	15,767
Total costs and expenses	100,236	67,610	298,195	178,857

Operating income	36,689	8,767	132,266	17,032

Other income, net	(933)	789	1,781	7,156
Interest expense, net	(2,255)	(933)	(5,323)	(1,418)
Income before tax	33,501	8,623	128,724	22,770
Income tax expense	6,596	1,588	27,068	1,650
Net income	$26,905	$7,035	$101,656	$21,120

Earnings per common share
Basic earnings per share	$0.61	$0.16	$2.30	$0.48
Diluted earnings per share	$0.60	$0.16	$2.27	$0.48

Basic weighted average shares outstanding	44,085	44,109	44,179	43,915
Diluted weighted average shares outstanding	44,543	44,465	44,747	43,996

Ramaco Resources, Inc.

Consolidated Balance Sheets

In thousands, except per-share amounts	September 30, 2022	December 31, 2021

Assets
Current assets
Cash and cash equivalents	$46,608	$21,891
Accounts receivable	50,358	44,453
Inventories	40,028	15,791
Prepaid expenses and other	4,962	4,626
Total current assets	141,956	86,761
Property, plant and equipment, net	403,130	227,077
Financing lease right-of-use assets, net	9,839	9,128
Advanced coal royalties	3,618	5,576
Other	3,589	491
Total Assets	$562,132	$329,033

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$30,130	$15,346
Accrued expenses	49,209	19,410
Asset retirement obligations	484	489
Current portion of long-term debt	30,839	7,674
Current portion of related party debt	35,000	—
Current portion of financing lease obligations	4,776	3,461
Other current liabilities	—	280
Total current liabilities	150,438	46,660
Asset retirement obligations	28,339	22,060
Long-term debt, net	16,838	3,339
Long-term related party debt	10,000	—
Long-term financing lease obligations, net	3,783	4,599
Senior notes, net	32,712	32,363
Deferred tax liability, net	17,985	6,406
Other long-term liabilities	3,368	2,532
Total liabilities	263,463	117,959

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value	441	441
Additional paid-in capital	166,994	163,566
Retained earnings	131,234	47,067
Total stockholders' equity	298,669	211,074
Total Liabilities and Stockholders' Equity	$562,132	$329,033

Ramaco Resources, Inc.

Unaudited Statement of Cash Flows

	Nine months ended September 30,
In thousands	2022	2021
Cash flows from operating activities
Net income	$101,656	$21,120
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	1,485	461
Depreciation and amortization	29,898	18,861
Amortization of debt issuance costs	367	96
Stock-based compensation	6,192	3,919
Other income - gain on sale of mineral rights	(2,113)	—
Other income - employee retention tax credit	—	(5,407)
Deferred income taxes	11,579	1,650
Changes in operating assets and liabilities:
Accounts receivable	(5,905)	(17,293)
Prepaid expenses and other current assets	1,242	5,611
Inventories	(24,237)	(1,933)
Other assets and liabilities	91	760
Accounts payable	12,432	7,515
Accrued expenses	26,112	2,397
Net cash from operating activities	158,799	37,757

Cash flow from investing activities:
Purchases of property, plant and equipment	(91,384)	(17,642)
Acquisition of Ramaco Coal assets	(11,738)	—
Acquisition of Maben assets	(10,715)	—
Proceeds from sale of mineral rights	2,000	—
Net cash from investing activities	(111,837)	(17,642)

Cash flows from financing activities
Proceeds from borrowings	17,000	50,545
Proceeds from stock option exercises	107	—
Payments of debt issuance cost	—	(2,356)
Payments of dividends	(14,996)	—
Repayment of borrowings	(17,066)	(24,900)
Repayments of financed insurance payable	(280)	(862)
Repayments of financing leased equipment	(3,760)	(1,253)
Restricted stock surrendered for withholding taxes payable	(2,871)	(327)
Net cash from financing activities	(21,866)	20,847

Net change in cash and cash equivalents and restricted cash	25,096	40,962
Cash and cash equivalents and restricted cash, beginning of period	22,806	6,710
Cash and cash equivalents and restricted cash, end of period	$47,902	$47,672

Reconciliation of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income plus net interest expense, equity-based compensation, depreciation and amortization expenses, certain non-operating expenses, and any transaction related costs. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as an alternative to GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Three months ended September 30,		Nine months ended September 30,
(In thousands)	2022	2021	2022	2021

Reconciliation of Net Income to Adjusted EBITDA
Net income	$26,905	$7,035	$101,656	$21,120
Depreciation and amortization	11,435	6,751	29,898	18,861
Interest expense, net	2,255	933	5,323	1,418
Income tax expense	6,596	1,588	27,068	1,650
EBITDA	47,191	16,307	163,945	43,049
Stock-based compensation	2,019	1,342	6,192	3,919
Other non-operating expenses	1,000	—	1,000	—
Accretion of asset retirement obligations	495	156	1,485	461
Adjusted EBITDA	$50,705	$17,805	$172,622	$47,429

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs, divided by tons sold. Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs and idle mine costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton provides useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial performance. Revenue per ton sold (FOB mine) and cash cost per ton are not measures of financial performance in accordance with GAAP and therefore should not be considered as an alternative to revenue and cost of sales under GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three months ended September 30, 2022			Three months ended September 30, 2021
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$135,416	$1,509	$136,925	$75,207	$1,170	$76,377
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(14,158)	—	(14,158)	(8,549)	(209)	(8,758)
Non-GAAP revenue (FOB mine)	$121,258	$1,509	$122,767	$66,658	$961	$67,619
Tons sold	602	7	608	637	7	644
Revenue per ton sold (FOB mine)	$202	$231	$202	$105	$138	$105

	Three months ended June 30, 2022
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Revenue	$137,714	$941	$138,655
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(13,461)	—	(13,461)
Non-GAAP revenue (FOB mine)	$124,253	$941	$125,194
Tons sold	578	5	584
Revenue per ton sold (FOB mine)	$215	$186	$215

	Nine months ended September 30, 2022			Nine months ended September 30, 2021
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$424,058	$6,403	$430,461	$190,211	$5,678	$195,889
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(44,749)	(239)	(44,988)	(23,624)	(1,180)	(24,804)
Non-GAAP revenue (FOB mine)	$379,309	$6,164	$385,473	$166,587	$4,498	$171,085
Tons sold	1,753	22	1,775	1,707	44	1,751
Revenue per ton sold (FOB mine)	$216	$279	$217	$98	$102	$98

Non-GAAP cash cost per ton(1)

	Three months ended September 30, 2022			Three months ended September 30, 2021
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$78,818	$816	$79,634	$53,928	$880	$54,808
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(14,156)	—	(14,156)	(8,548)	(210)	(8,758)
Idle mine costs	(5,037)	—	(5,037)	—	—	—
Non-GAAP cash cost of sales	$59,625	$816	$60,441	$45,380	$670	$46,050
Tons sold	602	7	608	637	7	644
Cash cost per ton sold	$99	$125	$99	$71	$97	$72

	Three months ended June 30, 2022
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Cost of sales	$75,857	$787	$76,644
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(13,459)	—	(13,459)
Idle mine costs	—	—	—
Non-GAAP cash cost of sales	$62,398	$787	$63,185
Tons sold	578	5	584
Cash cost per ton sold	$108	$155	$108

	Nine months ended September 30, 2022			Nine months ended September 30, 2021
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$232,536	$4,994	$237,530	$138,863	$4,905	$143,768
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(44,749)	(239)	(44,988)	(23,625)	(1,179)	(24,804)
Idle mine costs	(5,037)	—	(5,037)	—	—	—
Non-GAAP cash cost of sales	$182,750	$4,755	$187,505	$115,238	$3,726	$118,964
Tons sold	1,753	22	1,775	1,707	44	1,751
Cash cost per ton sold	$104	$215	$106	$67	$85	$68

(1)	Includes Ramaco Coal royalty costs for all periods prior to the Ramaco Coal acquisition date of April 29, 2022.

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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